Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2001, except for Note 12, as to which the date is March 15, 2001, which includes an emphasis-of-a-matter paragraph related to the Company's change in method of accounting for its investment in Yugoslavia, a previously consolidated subsidiary, relating to the financial statements and financial statement schedule which appear in ICN Pharmaceuticals, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2000.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, CA
November 7, 2001